The Bond Fund of America

June 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$214,557
Class B	$1,768
Class C	$12,048
Class F1	$10,912
Class F2	$6,572
Total	$245,857
Class 529-A	$10,422
Class 529-B	$148
Class 529-C	$2,737
Class 529-E	$508
Class 529-F1	$757
Class R-1	$446
Class R-2	$4,739
Class R-3	$7,309
Class R-4	$5,597
Class R-5	$2,914
Class R-6	$18,195
Total	$53,772

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1444
Class B	$0.0966
Class C	$0.0940
Class F1	$0.1447
Class F2	$0.1615
Class 529-A	$0.1385
Class 529-B	$0.0888
Class 529-C	$0.0899
Class 529-E	$0.1246
Class 529-F1	$0.1531
Class R-1	$0.0970
Class R-2	$0.0951
Class R-3	$0.1246
Class R-4	$0.1453
Class R-5	$0.1642
Class R-6	$0.1674

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,463,663
Class B	16,174
Class C	122,607
Class F1	63,096
Class F2	54,978
Total	1,720,518
Class 529-A	75,251
Class 529-B	1,500
Class 529-C	30,317
Class 529-E	4,057
Class 529-F1	5,022
Class R-1	4,554
Class R-2	49,004
Class R-3	58,067
Class R-4	37,955
Class R-5	16,226
Class R-6	126,929
Total	408,882

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.78
Class B	$12.78
Class C	$12.78
Class F1	$12.78
Class F2	$12.78
Class 529-A	$12.78
Class 529-B	$12.78
Class 529-C	$12.78
Class 529-E	$12.78
Class 529-F1	$12.78
Class R-1	$12.78
Class R-2	$12.78
Class R-3	$12.78
Class R-4	$12.78
Class R-5	$12.78
Class R-6	$12.78